SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.        )

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Oplink Communications, Inc.

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OPLINK COMMUNICATIONS, INC.
46335 Landing Parkway
Fremont, California 94538

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On November 5, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Oplink Communications, Inc., a Delaware corporation. The meeting will be held on Wednesday, November 5, 2008, at 10:00 a.m. local time at our principal offices located at 46335 Landing Parkway, Fremont, California 94538, for the following purposes:

1. To elect two Class II directors to serve for three-year terms that expire at our 2011 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2009.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The meeting will begin promptly at 10:00 a.m., local time, and check-in will begin at 9:30 a.m., local time. Only holders of record of shares of Oplink common stock (Nasdaq: OPLK) at the close of business on September 15, 2008 are entitled to notice of and to vote at the meeting and any postponements or adjournments of the meeting.

For a period of at least 10 days prior to the meeting, a complete list of stockholders of record entitled to vote at the meeting will be available and open to the examination of any stockholder for any purpose germane to the meeting during normal business hours at our corporate headquarters located at 46335 Landing Parkway, Fremont, California 94538. This list also will be made available for inspection at the meeting.

By Order of the Board of Directors,

Stephen M. Welles
Vice President, General Counsel and Secretary

Fremont, California
October 3, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

OPLINK COMMUNICATIONS, INC.
46335 Landing Parkway
Fremont, California 94538

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On November 5, 2008

GENERAL INFORMATION

The Board of Directors of Oplink Communications, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2008 Annual Meeting of Stockholders to be held on Wednesday, November 5, 2008 at 10:00 a.m. local time at 46335 Landing Parkway, Fremont, California 94538, and at any postponements or adjournments thereof. This proxy statement contains important information regarding the meeting. Specifically, it identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures.

In this proxy statement, the terms “we,” “our,” “Oplink” and the “Company” each refer to Oplink Communications, Inc., the terms “Board of Directors” and “Board” refer to the Board of Directors of Oplink and the term “2008 Annual Meeting” means our upcoming 2008 Annual Meeting of Stockholders to be held on November 5, 2008.

We are mailing this proxy statement, the proxy card and our annual report for the year ended June 30, 2008 on or about October 3, 2008, to all stockholders of record at the close of business on September 15, 2008, which date is sometimes referred to in this proxy statement as the “record date” for the 2008 Annual Meeting.

On January 1, 2001, we adopted a fiscal year which ends on the Sunday closest to June 30. For example, our most recently completed fiscal year ended on June 29, 2008. In this proxy statement, for clarity of presentation, we present each fiscal year as if it ended on June 30. For example, we refer to our most recently completed fiscal year as having ended on June 30, 2008, and our current fiscal year as ending on June 30, 2009.

QUESTIONS AND ANSWERS ABOUT THIS SOLICITATION AND
VOTING AT THE ANNUAL MEETING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2008 Annual Meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on September 15, 2008 will be entitled to vote at the annual meeting. On this record date, there were 20,768,022 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on September 15, 2008 your shares were registered directly in your name with our transfer agent, The Bank of New York, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on September 15, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

1. To elect two Class II directors to serve for three-year terms that expire at the 2011 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2009.

How do I vote?

You may either vote “For” the nominees to the Board of Directors or you may “Withhold” your votes for the nominees. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Oplink. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of September 15, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the nominees for director and “For” the ratification of Burr, Pilger & Mayer LLP as the independent registered public accounting firm of the Company. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to the Company’s Secretary at 46335 Landing Parkway, Fremont, California 94538.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by June 10, 2009, to our Secretary at 46335 Landing Parkway, Fremont, California 94538. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so not later than the close of business on August 11, 2009 nor earlier than the close of business on July 10, 2009. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Our Bylaws are available on our website at www.oplink.com, under the “Investors” link.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine (such as Proposals 1 and 2) on which your broker may vote shares held in street name in the absence of your voting instructions.

How many votes are needed to approve each proposal?

•	For the election of directors, the nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withhold” will affect the outcome.

•	To be approved, Proposal No. 2, the ratification of Burr, Pilger & Mayer LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2009, must receive a “For” vote from the majority of shares either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 20,768,022 shares outstanding and entitled to vote. Thus, at least 10,384,012 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum of the votes present at the meeting the Company may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the quarterly period ending December 31, 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that our Board of Directors is divided into three classes, designated as Class I, Class II and Class III, with each class of directors serving for staggered three-year terms. We currently have five directors, consisting of one Class I director whose term expires at our annual meeting of stockholders to be held in 2010, two Class II directors whose terms expire at the upcoming 2008 Annual Meeting and two Class III directors whose terms expire at our annual meeting of stockholders to be held in 2009.

Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

Class II Director Nominees

There are two nominees for election as Class II directors at the upcoming annual meeting. The Board of Directors, based on the recommendation of its Nominating and Corporate Governance Committee, has nominated the Company’s current Class II directors, Chieh Chang and Dr. Hua Lee, for re-election as Class II directors. If re-elected, Mr. Chang and Dr. Lee will hold office as Class II directors until our annual meeting of stockholders to held in 2011 and until their successors are elected and qualified, or until their earlier death, resignation or removal.

If you sign your proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted for the nominee recommended by the Board. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card. The Board expects that Mr. Chang and Dr. Lee will be available to serve as directors. In the event that either Mr. Chang or Dr. Lee becomes unavailable, however, the proxy holders intend to vote for any nominee designated by the Board. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of Mr. Chang and Dr. Lee.

Information Concerning the Nominees and Continuing Directors

The following table and paragraphs set forth the name and age of the nominee and each current director of Oplink whose term of office continues after the upcoming meeting, the principal occupation of each during the past five years and the period during which each has served as a director of Oplink. Information as to the stock ownership of each of our directors and all of our current executive officers as a group is set forth below under “Security Ownership of Certain Beneficial Owners and Management.” There are no family relationships between any director or executive officer.

		Class and Year in
Name of Director	Age	Which Term Expires	Position with the Company

Joseph Y. Liu	57	Class I, 2010	Chief Executive Officer and Director
Hua Lee	56	Class II, 2008	Director
Chieh Chang	56	Class II, 2008	Director
Jesse W. Jack	72	Class III, 2009	Director
Leonard J. LeBlanc	67	Class III, 2009	Director and Chairman of the Board

Nominees for Election as Class II Directors Serving for Terms Expiring in 2011

Chieh Chang. Mr. Chang has been a member of our Board of Directors since September 1995. From February 2000 to February 2003, Mr. Chang served as Chief Executive Officer of Programmable Microelectronics Company, Inc. (now Chingis Technology Corp.), a fabless semiconductor design company. From November 2004 to January 2008, Mr. Chang served on the Board of Directors of Genesis Microchip, Inc., a semiconductor company. From April 1992 to August 1996, Mr. Chang was the Director of Technology at Cirrus Logic, Inc., a semiconductor company. Mr. Chang completed the Director Education and Certification Program at UCLA’s Anderson School of Management in May 2007. Mr. Chang received his B.S. in Electrical Engineering from the National Taiwan University and his M.S. in Electrical Engineering from UCLA.

Hua Lee. Dr. Lee has been a member of our Board of Directors since February 2006. Dr. Lee has been Professor of Electrical and Computer Engineering at the University of California, Santa Barbara since 1990. Prior to his tenure at the University of California, Santa Barbara, Dr. Lee was on the faculty of the University of Illinois at Urbana-Champaign. Dr. Lee completed the Director Education and Certification Program at UCLA’s Anderson School of Management in May 2007. Dr. Lee received his B.S. degree in Electrical Engineering from the National Taiwan University, and M.S. and PhD in Electrical Engineering from University of California, Santa Barbara.

Class III Directors Continuing In Office — Term Expiring In 2009

Jesse W. Jack. Mr. Jack has been a member of our Board of Directors since July 2002. Since January 2003, Mr. Jack has been self-employed as an attorney with The Law Offices of Jesse Jack. He is also the Vice President and General Counsel for I-Bus Corporation, a privately held company. From 1996 until January 2003, Mr. Jack was a partner in the law firm of Jack & Keegan, a California Limited Liability Partnership. Mr. Jack served on the board of directors of The Parkinson’s Institute from 1988 through 2000. Mr. Jack completed the Director Education and Certification Program at UCLA’s Anderson School of Management in May 2007. Mr. Jack received his B.S. from California State University, San Jose and his J.D. from Hastings College of Law.

Leonard J. LeBlanc. Mr. LeBlanc has been a member of our Board of Directors since July 2000 and became the chairman of the board in February 2006. From August 2000 until December 2004, Mr. LeBlanc was on the Board of Directors of eBest Inc., a private software company providing collaborative business management solutions. From February 2001 to September 2003, Mr. LeBlanc was Vice President of Corporate Development and Acting Chief Financial Officer of eBest Inc. Mr. LeBlanc was the Executive Vice President and Chief Financial Officer of Vantive Corporation, a customer relationship management software and solution company, from August 1998 to January 2000. From March 1996 to July 1997, Mr. LeBlanc was the Executive Vice President of Finance and Administration and Chief Financial Officer at Infoseek Corporation, an Internet search and navigation company. From September 1993 to December 1994, Mr. LeBlanc served as Senior Vice President, Finance and

Administration of GTECH Corporation, a manufacturer of lottery equipment and systems. From May 1987 to December 1992, Mr. LeBlanc served as Executive Vice President, Finance and Administration and Chief Financial Officer of Cadence Design Systems, Inc., an electronic design automation software company. Mr. LeBlanc also serves on the board of directors of AXT, Inc., a company involved with the manufacture and sale of high-performance compound semiconductor substrates. Mr. LeBlanc completed the Director Education and Certification Program at UCLA’s Anderson School of Management in May 2007. Mr. LeBlanc received his B.S. and M.S. from the College of Holy Cross, and his master’s degree in finance from George Washington University.

Class I Directors Continuing In Office — Term Expiring In 2010

Joseph Y. Liu. Mr. Liu, one of our founders, has served as our Chief Executive Officer and President since October 2002, and has served as a member of our Board of Directors since our inception in 1995. Previously, Mr. Liu served as our Chief Executive Officer from September 1999 to November 2001, and served as our Chairman of the Board of Directors from our inception in 1995 through May 2000 and again from November 2001 to August 2002. From 1994 to 1995, Mr. Liu was the General Partner of Techlink Technology Ventures. Prior to 1994, Mr. Liu spent ten years as Chairman and Chief Executive Officer of Techlink Semiconductor and Equipment Corp., a semiconductor equipment and technology company. From June 2001 to December 2006, Mr. Liu also served on the Board of Director of InterVideo, Inc., a DVD software provider, which was subsequently acquired by Corel Corporation. Mr. Liu received his B.S. from Chinese Cultural University, Taiwan and his M.S. from California State University, Chico.

Vote Required and Recommendation of the Board of Directors

The nominees receiving the highest number of affirmative “FOR” votes at the meeting (a plurality of “FOR” votes cast) will be elected to serve as Class II directors. Votes withheld from any director nominee will be counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

Our Board recommends a vote “FOR” the election of Mr. Chang and Dr. Lee as Class II directors.

CORPORATE GOVERNANCE AND INFORMATION REGARDING
THE BOARD AND ITS COMMITTEES

Corporate Governance Principles

Oplink is committed to having sound corporate governance principles. Strong corporate governance practices are essential to our strategy to enhance performance by creating an environment that increases operational efficiency and ensures long-term productivity growth. Good corporate governance also helps ensure alignment with stockholder interests by promoting fairness, transparency and accountability in business activities among employees, management and the Board. Our corporate governance practices represent our firm commitment to the highest standards of corporate ethics, compliance with laws, financial transparency and reporting with objectivity and the highest degree of integrity. Steps we have taken to fulfill this commitment include the following:

•	Independent Board. Our Board of Directors has determined that, with the exception of Mr. Liu, our Chief Executive Officer, all of its members are “independent directors,” as that term is defined in the listing standards of The NASDAQ Stock Market.

•	Independent Board Committees. All of the members of our key Board committees — the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee — are independent.

•	Committee Charters. The charters of the Board’s committees clearly establish their respective roles and responsibilities. The charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are included as Appendices A, B and C to this proxy statement.

•	Separate Chairman and CEO. Mr. LeBlanc serves as the Chairman of the Board and Mr. Liu serves as our Chief Executive Officer. We have maintained the CEO and Chairman seats as separate positions for as long as we have been a publicly-traded company.

•	Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors, employees and consultants. The Code of Business Conduct and Ethics is available on our website at www.oplink.com. If we make any substantive changes to the Code or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the change or waiver on our website.

•	Board Meetings without Management. The independent members of our Board and Board Committees meet periodically without members of management present, including without the presence of Mr. Liu, our Chief Executive Officer and a member of the Board.

•	Continuing Education for Directors. Board members are encouraged to attend seminars, conferences, and other continuing education programs, especially those designed for directors of public companies, which may be attended at Oplink’s expense during service on the Board. In May 2007, all of our non-employee directors successfully completed the Director Education and Certification Program at UCLA’s Anderson School of Management.

•	Director Stock Ownership Guidelines. Our non-employee directors are encouraged, and expected, to hold at least 4,000 shares of our common stock for so long as they remain members of the Board. Each of our non-employee directors currently holds in excess of that amount of our common stock.

•	Whistleblower Procedures. We have adopted procedures for receipt, retention and treatment, on a confidential basis, of complaints regarding accounting, internal financial controls or auditing matters.

Committees of the Board of Directors

The Board has three standing committees: (1) the Audit Committee, (2) the Compensation Committee and (3) the Nominating and Corporate Governance Committee. Members of the individual standing committees are named below:

Nominating and
Corporate
Name	Audit	Compensation	Governance

Chieh Chang	X	Chair
Jesse W. Jack	X		Chair
Leonard J. LeBlanc	Chair	X
Hua Lee		X	X

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding the independence requirements of the Nasdaq Stock Market and the rules and regulations of the Securities and Exchange Commission (the “SEC”), as such requirements are defined as of the mailing date of this proxy statement, and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s periodic reports; and discusses with management and the independent registered public accounting firm the results of the annual audit and the results of the Company’s quarterly financial statements.

The Audit Committee has established procedures for receipt, retention and treatment, on a confidential basis, of complaints received by the Company, including the Board and the Audit Committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee is composed of three independent directors: Chieh Chang, Jesse W. Jack and Leonard J. LeBlanc. Mr. LeBlanc serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. LeBlanc is an “audit committee financial expert” (as defined by SEC rules and regulations) and that he also meets the financial sophistication requirements of the Nasdaq Stock Market, as such requirements are defined as of the mailing date of this proxy statement. The charter of the Audit Committee is included as Appendix A to this proxy statement.

Compensation Committee

The Compensation Committee determines the compensation of our executive officers, approves stock option grants to employees under the Company’s stock option plans, establishes and reviews general policies relating to compensation of our employees and performs such other functions regarding compensation as the Board of Directors may delegate. The Compensation Committee is composed of three independent directors: Chieh Chang,

Leonard J. LeBlanc and Hua Lee. Mr. Chang serves as Chairman of the Compensation Committee. The charter of the Compensation Committee is included as Appendix B to this proxy statement. For additional information regarding the Compensation Committee and its compensation-setting process for our executive officers, see “Executive Compensation — Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies, evaluates and recommends candidates for membership on the Company’s Board of Directors and committees thereof, oversees the Company’s corporate governance procedures and establishes guidelines for continuing education of our directors. The Nominating and Corporate Governance Committee is composed of two non-employee directors: Jesse W. Jack and Hua Lee. Mr. Jack serves as Chairman of the Nominating and Corporate Governance Committee. The charter of the Nominating and Corporate Governance Committee is included as Appendix C to this proxy statement.

Meetings of the Board and its Committees

The Board of Directors held fourteen (14) meetings during our 2008 fiscal year. The Audit Committee held nineteen (19) meetings during fiscal 2008, and met in executive session without management present (including our Chief Executive Officer, who is a member of the Board) at seven (7) of those meetings. The Compensation Committee held eleven (11) meetings during fiscal 2008 and the Nominating and Corporate Governance Committee held four (4) meetings during fiscal 2008. All directors attended at least 75% of the meetings of the Board and of the committees on which they served.

It is the Company’s policy to invite directors to attend the annual meeting of stockholders. All independent members of the Board were in attendance at the 2007 Annual Meeting of Stockholders.

Stockholder Communications with the Board of Directors

The Company has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Stockholders who wish to do so may communicate directly with the Board, or specified individual directors, by writing to: Board of Directors of Oplink Communications, Inc., 46335 Landing Parkway, Fremont, California 94538, Attention: Chairman of the Nominating and Corporate Governance Committee.

Consideration of Director Nominees

Stockholder Nominees.  The Nominating and Corporate Governance Committee has not adopted any policy regarding the consideration of nominees recommended by stockholders (as opposed to formally nominated) or, if so, what procedures stockholders should follow in submitting recommendations. However, as described above in the Question and Answer section under “When are stockholder proposals or director nominations due for next year’s annual meeting?,” stockholders may submit formal nominations for directors by following the procedures set forth in our Bylaws.

Director Qualifications.  The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. Candidates for director nominees will be reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.

Identifying and Evaluating Nominees for Directors.  The Nominating and Corporate Governance Committee will generally use its network of contacts to identify potential director candidates, but may also engage, if it deems appropriate, a professional search firm. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. At this time, the Nominating and Corporate Governance Committee has not adopted any policy regarding the consideration of director candidates recommended by stockholders, but reserves the right to consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the criteria for Board membership approved by the Board.

Compensation of Directors

Director Compensation Program

The compensation of our non-employee directors is determined by the Compensation Committee of our Board of Directors. The Compensation Committee approved the current compensation program for our non-employee directors in August 2007. The Compensation Committee engaged Compensia, Inc., a compensation consultant, to assist it in its determination of director compensation. The current compensation program for our non-employee directors consists of cash compensation and equity compensation, as follows:

•	Cash compensation. Each of our non-employee directors receives cash compensation of $25,000 per year plus additional amounts based on their service on the Board’s committees or as Board chairman:

Category of Service	Annual Fee

Director Fee	$25,000
Audit Committee Chair Fee	$20,000
Audit Committee Member Fee	$10,000
Compensation Committee Chair Fee	$7,500
Compensation Committee Member Fee	$5,000
Nominating & Governance Committee Chair Fee	$7,500
Nominating & Governance Committee Member Fee	$5,000
Fee for Chairman of Board	$5,000

•	Equity compensation. Under the current policy adopted by the Compensation Committee, each of our non-employee directors receives an annual award of shares of our common stock, in amounts and on terms determined by the Compensation Committee. For our 2008 fiscal year and our current fiscal year, the amount of the awards was 4,000 shares. There are no vesting restrictions on the shares. However, the Compensation Committee has adopted stock ownership guideline for non-employee directors, under which each non-employee director is expected to hold at least 4,000 shares of the Company’s common stock for so long as they remain on the Board.

Fiscal 2008 Compensation

The following table provides information concerning the compensation paid by us to each of our non-employee directors during the fiscal year ended June 30, 2008. Mr. Liu, our chief executive officer, did not receive additional compensation for his service as a director.

	Fees Earned or		Stock	Option
Name	Paid in Cash		Awards(5)	Awards(6)	Total

Leonard J. LeBlanc	$55,000	(1)	$52,480	$83,659	$191,139
Chieh Chang	$42,500	(2)	$52,480	$72,285	$167,265
Jesse W. Jack	$42,500	(3)	$52,480	$83,659	$178,639
Hua Lee	$35,000	(4)	$52,480	$78,012	$165,492

(1)	Consists of $25,000 for service as a director, $5,000 for service as Chairman of the Board, $20,000 for service as chairman of the Audit Committee and $5,000 for service as a member of the Compensation Committee.

(2)	Consists of $25,000 for service as a director, $10,000 for service as a member of the Audit Committee and $7,500 for service as chairman of the Compensation Committee.

(3)	Consists of $25,000 for service as a director, $10,000 for service as a member of the Audit Committee and $7,5000 for service as chairman of the Nominating and Corporative Governance Committee .

(4)	Consists of $25,000 for service as a director, $5,000 for service as a member of the Compensation Committee and $5,000 for service as a member of the Nominating and Corporative Governance Committee.

(5)	Each non-employee director received a stock award of 4,000 shares of our common stock in August 2007. The shares were fully vested upon grant. The dollar amount shown represents the value of 4,000 shares of our common stock valued at $13.12 per share, the closing price of our common stock on the grant date of the awards. This amount is also equal to the expense we recognized in our financial statements for the stock awards.

(6)	These amounts do not represent compensation actually received by the director during the fiscal year, or may receive in any future year. Rather, these amounts represent the amortization expense of stock option related compensation that we recognized in fiscal 2007, in accordance with Statement of Financial Accounting Standards No. 123, as revised, “Share-Based Payment”, or SFAS No. 123(R). For purposes of this disclosure we ignore the adjustments we make for forfeiture assumptions to the aggregate expense we recognize. Our directors did not receive any stock option grants during our 2008 fiscal year. These amounts are the amortization expenses relating to stock options granted prior to fiscal 2008.

Prior to fiscal 2008, when the Compensation Committee adopted a policy of replacing stock options to non-employee directors with awards of stock, each director was automatically granted an option to purchase 10,285 shares of common stock under our 2000 Equity Incentive Plan every three years upon his re-election to the board of directors. Pursuant to the provisions of the 2000 Plan, in the event of a change of control, all options granted pursuant to the 2000 Plan to our directors will become fully vested and exercisable. In addition, each member of the Board of Directors may exercise their vested stock options for a two-year period after such director ceases providing services to us. As of June 30, 2008, our non-employee directors’ stock option holdings were as follows:

	Number of Shares	Number of Shares
	Underlying	Underlying	Option	Option
	Unexercised Options	Unexercised Options	Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date

Leonard J. LeBlanc	14,285	—	$35.00	07/12/2010
	3,571	—	$18.38	04/05/2011
	10,285	—	$17.36	11/17/2013
	5,428	4,857	$20.09	11/08/2016

Total	33,569	4,857
Chieh Chang	10,285	—	$18.38	04/05/2011
	10,000	—	$4.20	10/23/2012
	10,285	—	$6.16	11/14/2012
	8,856	1,429	$12.92	11/10/2015

Total	39,426	1,429
Jesse W. Jack	10,000	—	$4.20	10/23/2012
	2,142	—	$6.93	02/26/2013
	10,285	—	$17.36	11/17/2013
	5,428	4,857	$20.09	11/08/2016

Total	27,855	4,857
Hua Lee	14,285	—	$8.75	11/17/2011
	7,999	1,429	$16.59	02/16/2016

Total	22,284	1,429

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms that we have received and written representations from reporting persons, we believe that during the fiscal year ended June 30, 2008, all executive officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended.

The Audit Committee represents and assists the Board of Directors in fulfilling its responsibilities for oversight of the integrity of the Company’s financial statements, its internal accounting and financial controls, its compliance with legal and regulatory requirements, the organization and performance of its internal audit function and the qualifications, independence and performance of its independent registered public accounting firm.

The management of the Company is responsible for establishing and maintaining internal controls and for preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm, Burr, Pilger & Mayer LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States. It is the responsibility of the Audit Committee to oversee these activities.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management and with Burr, Pilger & Mayer LLP, the Company’s independent registered public accounting firm.

2. The Audit Committee has discussed with Burr, Pilger & Mayer LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (required communications with audit committees).

3. The Audit Committee has received the written disclosures and the letter from Burr, Pilger & Mayer LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee”) and has discussed with Burr, Pilger & Mayer LLP their independence.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of the Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, for filing with the SEC.

The Audit Committee

Leonard J. LeBlanc (Chairman)
Chieh Chang
Jesse W. Jack

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm for Fiscal 2008

The Audit Committee has selected Burr, Pilger & Mayer LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Burr, Pilger & Mayer LLP performed the audit of our financial statements for the fiscal years ended June 30, 2008 and June 30, 2007. Representatives of Burr, Pilger & Mayer LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Burr, Pilger & Mayer LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Burr, Pilger & Mayer LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Independent Registered Public Accounting Firms’ Fees

The following table represents aggregate fees billed to the Company by Burr, Pilger & Mayer LLP for the fiscal years ended June 30, 2007 and June 30, 2008.

	Fiscal Year Ended June 30
	2008	2007

Audit Fees
Audit of consolidated financial statements and review of interim financial statements and SEC filings	$1,204,255	$1,108,605
Audit-Related Fees
Due diligence related to merger and acquisitions, accounting consultations in connection with acquisitions, internal control reviews and consultation concerning financial accounting and reporting standards	1,100	4,905
Total Fees	$1,205,355	$1,113,510

All of the fees described above were pre-approved by the Audit Committee. The Audit Committee has determined the rendering of all other non-audit services by Burr, Pilger & Mayer LLP is compatible with maintaining their independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. Pre-approval is provided as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. Mr. LeBlanc, the chairman of the Audit Committee, has also been authorized to pre-approve non-audit services, provided that any such approvals must be reported to the full Audit Committee at its next scheduled meeting.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Burr, Pilger & Mayer LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Our Board of Directors, on behalf of the Audit Committee, Recommends a Vote “FOR” the ratification of the selection of Burr, Pilger & Mayer LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009.

EXECUTIVE OFFICERS OF THE COMPANY

The names of the executive officers of the Company and certain information about them, including their ages as of September 30, 2008, are set forth below:

Name	Age	Position

Joseph Y. Liu	57	Chief Executive Officer and Director
Thomas P. Keegan	54	President
Shirley Yin	41	Chief Financial Officer
River Gong	45	Senior Vice President, Worldwide Sales
Peter Lee	34	Chief Operating Officer
Stephen M. Welles	40	Vice President, General Counsel and Secretary

Biographical information for Mr. Liu is set forth under Proposal 1 above.

Thomas P. Keegan has served as our President since May 2008. Prior to that, he served as our General Counsel and Vice-President of Business Development. Before joining Oplink, Mr. Keegan had eighteen years of experience as a private practice attorney in California and Taipei, Taiwan, including six years with the law firm Jack and Keegan LLP. His practice areas included business and technology transactions, commercial litigation, and intellectual property enforcement, with a focus on trans-national work involving parties in or from Taiwan, Hong Kong and China. Prior to his legal career, Mr. Keegan held management positions in the marine transportation industry. Mr. Keegan received his B.A. from St. Louis University and his J.D. from Golden Gate University School of Law. He was admitted to practice law in the State of California in 1988 and is a member of the California State Bar Association.

Shirley Yin has been at Oplink since June 2000 when she joined as our Accounting Manager and was promoted to Controller in October 2003. From July 2007 to August 2007, Ms. Yin held the position of Vice President, Finance, and Acting Chief Financial Officer. In August 2007, Ms. Yin was promoted to Chief Financial Officer. Before joining Oplink, Ms. Yin spent three years at PricewaterhouseCoopers as a Business Assurance Senior Associate. She is a Certified Public Accountant. Ms. Yin received a Bachelor of Economics in Business Management from Zhongshan University in China and her M.S. in Accountancy from the University of Southern California.

River Gong has served as our Vice President of Sales since February 2003. From January 2001 to February 2003, Ms. Gong served as our Sr. Director of Sales, from May 1999 to January 2001 she was Director of Sales, and from January 1998 to May 1999 she was Sales Manager. Prior to joining Oplink, Ms. Gong was Division Manager and Sales Manager of MP Fiber Optics (now Global Opticom), a fiber optics company, from January 1995 to December 1997. Prior to that, she was an architect in China for five years. Ms. Gong received her B.S. in Architecture from Harbin Institute University.

Peter Lee has served as our Chief Operating Officer since August 2008. Mr. Lee joined Oplink in August 2000 and held positions as Production Manager, Product Engineering Manager, Director of Product Engineering and since April 2005, Senior Director of Product Line Management (“PLM”) and Operations. In May 2007, Mr. Lee was promoted to Vice President of Marketing and PLM, responsible for managing activities in PLM, Manufacturing,

Research and Development and Strategic Planning. Mr. Lee received his B.S. in Electrical Engineering from National Taiwan University and his M.S. in Electrical Engineering from Columbia University.

Stephen M. Welles has served as our Vice President, General Counsel and Secretary since May 2008. Mr. Welles was an associate and of counsel Wilson Sonsini Goodrich & Rosati in Palo Alto, California from October 1999 to April 2008, and was an associate with Ropes & Gray in Boston, Massachusetts from September 1996 to September 1999. Mr. Welles is admitted to practice law in California, and he is a member of the California State Bar Association and the American Bar Association. He received his J.D. from Georgetown University and a B.A. in Economics from Boston College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the proxy statement includes a description of the objectives of our compensation program, how the components of our compensation are designed to operate, and the compensation-related decisions made with respect to our Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers during fiscal 2008. These employees, for whom we have included detailed compensation information in the tables that are part of the “Executive Compensation Tables” below, are referred to as the “Named Executive Officers.” For fiscal 2008, our Named Executive Officers were:

•	Joseph Y. Liu, Chief Executive Officer;

•	Shirley Yin, Chief Financial Officer;

•	Thomas P. Keegan, President;

•	River Gong, Vice President of Sales; and

•	Chi-Min (James) Cheng, General Manager of China/Macau.

Executive Compensation Philosophy and Objectives

We compete with many other technology companies in seeking to attract and retain a skilled work force. Our compensation philosophy is to offer our employees, including our executive officers, compensation that is competitive and that meet our goals of attracting, retaining and motivating highly skilled employees, but that is also consistent with our financial goals of cost containment and long-term profitability. Utilizing this philosophy, our executive compensation policies are designed to:

•	provide a total compensation package that is competitive with other companies in the technology industry, yet is consistent with our focus on profitability; and

•	emphasize equity compensation for our executive team, particularly our Chief Executive Officer, in order to promote long-term incentives to increase stockholder value and align the interests of our officers with those of our stockholders.

Elements of Our Compensation Program

The executive compensation program for our executives, including the Named Executive Officers, mirrors Oplink’s compensation program for the majority of our salaried employees, and consists primarily of two elements: base salary and equity-based incentive compensation. In addition, we maintain a sales commission program for our sales employees, including Ms. Gong, one of our Named Executive Officers. We also provide our employees, including our executives, with health and welfare benefits. In addition, we maintain “double trigger” severance arrangements with our executives, including the Named Executive Officers, which entitle them to certain payments and benefits if their employment terminates in connection with a change in control of Oplink. We believe that each of these elements is important to furthering the objectives of our executive compensation program.

Base Salary.  We create a set of base salary structures that are both affordable and competitive in relation to the market. In general, an employee’s salary should reflect the employee’s overall sustained performance level and contribution to Oplink over time. We design salary to provide the essential reward for an employee’s work and to be competitive in attracting talent. Once salary levels are initially determined, increases in salary are provided to recognize an employee’s specific performance achievements. Our managers typically make performance assessments once a year, and provide ongoing feedback to employees to help maximize individual and team performance levels.

Equity Incentive Compensation.  We design our equity programs to provide sufficient long-term incentive compensation for our executives, and to provide equity compensation that is competitive in relation to the market. We currently use only stock options for the equity compensation of our employees, including our executive officers. These options are designed to align the interests of each executive officer with those of the stockholders and provide each executive officer with a significant incentive to manage Oplink from the perspective of an owner with an equity stake in the business. Each stock option grant allows the executive officer to acquire shares of our common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years), thus providing a return to the executive officer only if the market price of the shares appreciates over the option term, and the officer continues to be employed by the Company. In addition, the stock options generally vest over four years, typically with one quarter of the shares underlying the stock option vesting after one year and the remaining shares vesting monthly over the second, third and fourth years after the grant of the stock option. The vesting restrictions are designed to strengthen the retention value of the stock option awards, in that the option will only vest, and be exercisable by the executive, for so long as the executive remains an employee with Oplink.

Cash Incentive Compensation.  Oplink does not currently have any bonus or similar cash incentive program for its executive officers, or for its employees in general. The only cash incentive program currently maintained by Oplink is the sales commission program for its sales employees. Ms. Gong, a Named Executive Officer and the head of our sales department, received commissions during fiscal 2008 under our sales commission program. None of the Named Executive Officers received any bonus during fiscal 2008 and, other than Ms. Gong, none of the Named Executive Officers received any cash incentive compensation of any kind during fiscal 2008.

Benefits Programs.  Core benefits, such as our basic health benefits, 401(k) program and life insurance, are designed to provide a stable array of support to employees and their families throughout various stages of their careers, and are provided to all employees regardless of their individual performance levels. We design our benefits programs to be both affordable and competitive in relation to the market while conforming with local laws and practices. We monitor the market, local laws and practices and adjust our benefits programs as needed. We design our benefits programs to provide an element of core benefits, and to the extent possible, offer options for additional benefits, be tax-effective for employees in each country and balance costs and cost sharing between us and our employees.

Oversight of Executive Compensation and Role of Management

The Compensation Committee oversees our executive compensation program, establishes our compensation philosophy and policies, and administers our compensation plans. For more information on the composition, responsibilities, and activities of the Committee, see the “Corporate Governance and the Board of Directors — Compensation Committee” above.

The Compensation Committee generally reviews the compensation programs applicable to executive officers on an annual basis. In setting compensation levels for a particular executive, the Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business.

The Committee meets regularly with our Chief Executive Officer, Mr. Liu, to obtain recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors. Mr. Liu makes recommendations to the Committee regarding the base salary and equity compensation for the executive team. The Compensation Committee values Mr. Liu’s input since he is well placed to know what would motivate his team financially, both in terms of long-term and short-term compensation.

Mr. Liu attends most of the Committee’s meetings, but the Committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The Committee discusses Mr. Liu’s compensation package with him, but makes decisions with respect to his compensation without him present. The Committee has not delegated any of its authority with respect to the compensation of executive officers.

The compensation committee also consults our Chief Financial Officer and General Counsel in evaluating the financial, accounting, tax and legal implications of our various compensation programs. Neither Mr. Liu nor any of our other executives participates in decisions relating to his or her own compensation.

The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities. The Compensation Committee did not engage an independent advisor for its determination of the fiscal 2008 compensation of our executive officers, but it has engaged a consultant for the determination of our executive officers for fiscal 2009, which determination was made in August 2008.

Determination of Executive Compensation for Fiscal 2008

Our 2008 fiscal year marked a period of transition for Oplink, in both the size and scope of our business, due to our acquisition of Optical Communication Products (OCP), and in our executive officer ranks as well. Shirley Yin, previously our Controller, was appointed Acting Chief Financial Officer effective July 2, 2007, the first day of our 2008 fiscal year, replacing Bruce Horn, our previous Chief Financial Officer. Ms. Yin was then appointed Chief Financial Officer in August 2007. Also in August 2007, Thomas Keegan joined Oplink as our General Counsel and Vice President of Business Development.

In August 2007, the Compensation Committee approved the following salary increases and stock option grants for our Named Executive Officers:

	Previous		New		Option Grant
Name	Salary		Salary		(# Shares)

Joseph Y. Liu	$150,000		No change		—
Shirley Yin	$154,000	(1)	$200,000		50,000
Thomas P. Keegan	N/A		$225,000		100,000
River Gong	$135,000	(2)	$150,000	(2)	10,000
Chi-Min (James) Cheng	$120,000	(3)	$140,000	(3)	10,000

(1)	Ms. Yin’s previous salary was paid for her services as Controller.

(2)	Ms. Gong also earns sales commissions, which totaled $187,826 in fiscal 2007 and $237,447 in fiscal 2008.

(3)	Approximate US dollar amount, based on salary which is paid in Chinese currency (RMB).

The Compensation Committee approved these salary increases and option awards based on the recommendation of Mr. Liu, our Chief Executive Officer, and based on their own knowledge of compensation practices in market. The stock options were priced at $13.12 per share, and are subject to time-based vesting over four years. The Compensation Committee considered the following factors in their approval of the salary increases and option awards for each of the Named Executive Officers:

•	Shirley Yin. Ms. Yin’s salary increase and 50,000 share option grant were approved by the Compensation Committee in connection with her promotion from the position of Controller to Chief Financial Officer of Oplink, and were designed to reflect her new title and increased responsibilities, as well as her level of experience as chief financial officer of a publicly traded company.

•	Thomas P. Keegan. Mr. Keegan’s salary and 100,000 share option grant were approved by the Compensation Committee in connection with his initial hiring as Oplink’s General Counsel and Vice President of Business Development. The amount of Mr. Keegan’s compensation was determined partly through negotiation with Mr. Keegan, and was set at a level that would attract Mr. Keegan to join Oplink but would also preserve a sufficient level of internal pay equity among Oplink’s executives.

•	River Gong. Ms. Gong’s salary increase and option grant were approved by the Compensation Committee to reward her performance and to reflect her importance to Oplink’s sales efforts. In approving the salary increase, the Compensation Committee considered the cash commissions that Ms. Gong was expected to earn in fiscal 2008, and took into account that she earned $187,826 in commissions in fiscal 2007.

•	Chi-Min (James) Cheng. Mr. Cheng’s salary increase and option grant were approved by the Compensation Committee to reflect his importance to Oplink’s operations in China. His salary is significantly lower than the cash compensation paid to the other Named Executive Officers because he resides in China, where the cost of living and salaries for positions at comparable companies are substantially lower than in California, where the other Named Executive Officers reside.

In January 2008, the Compensation Committee approved additional salary increases for three of the Named Executive Officers, as follows:

	Previous		New
Name	Salary		Salary

Shirley Yin	$200,000		$250,000
Thomas P. Keegan	$225,000		$250,000
River Gong	$150,000	*	$175,000	*

*	Plus commissions, as described above.

The foregoing salary increases were intended to reflect the increased scale of Oplink’s business operations resulting from the acquisition of OCP. The Compensation Committee approved these salary increases based on the recommendation of Mr. Liu, and based on publicly available benchmark data obtained by our Manager of Human Resources from Salary.com. The data obtained from Salary.com purported to show salary ranges and distributions for officers holding comparable positions at companies of similar size, geographic location, and market focus. The data from Salary.com did not name the companies from which the market data was obtained.

In May 2008, the Compensation Committee approved additional stock option awards to the Named Executive Officers, other than the Chief Executive Officer, as follows:

Option Grant
Name	(# Shares)

Shirley Yin	50,000
Thomas P. Keegan	50,000
River Gong	10,000
Chi-Min (James) Cheng	10,000

The foregoing stock option awards were intended to supplement the long-term equity incentive compensation of the Named Executive Officers. The stock options were priced at $10.09 per share, and are subject to time-based vesting over four years.

Chief Executive Officer Compensation

As indicated in the tables and discussion above, the Compensation Committee made no changes to the salary of Mr. Liu, our Chief Executive Officer, during fiscal 2008, nor did they approve any stock option awards or other equity compensation to Mr. Liu during fiscal 2008.

Mr. Liu’s compensation structure differs from the other Named Executive Officers in that (1) his overall compensation mix is much more heavily weighted towards equity compensation than the other Named Executive Officers and (2) he has received equity grants only once every four years (at least since being re-appointed to the position of Chief Executive Officer in October 2002).

The Compensation Committee has tailored Mr. Liu’s compensation package to maximize his incentives for performance. The Committee believes, based on its experience and familiarity with Mr. Liu, that equity compensation provides Mr. Liu with greater performance incentives than does cash compensation, and therefore allocates significantly more of Mr. Liu’s total compensation to stock option awards than to cash. With a salary of $150,000 per year and no cash bonus eligibility, Mr. Liu’s cash compensation is well below the market rate for chief executives of comparable companies. However, the Committee believes that, when combined with his equity compensation, Mr. Liu’s total compensation package is competitive and provides performance incentives to Mr. Liu.

Mr. Liu was awarded a stock option during fiscal 2006 to purchase 700,285 shares of the Company’s Common Stock. The exercise price for the stock option is $20.25 per share, and the option vests over four years. The stock option award, if fully exercised, would represent approximately 3.2% of the Company’s outstanding share capital. This option grant is intended to cover Mr. Liu’s equity incentive compensation for the four year vesting period of the option. However, the Compensation Committee may consider grants of further equity compensation to Mr. Liu during the vesting period of this option if it determines that additional incentive compensation to Mr. Liu is in the Company’s best interest.

The Committee determined the size of Mr. Liu’s stock option award based on several factors. First, Mr. Liu had not received any equity awards since his award in October 2002 of an option to purchase 714,000 shares, which award was almost fully vested, and would vest completely by the end of October 2006. The Committee determined that a new option grant, with vesting restrictions, was necessary to provide Mr. Liu with sufficient retention and performance incentives. Second, like the October 2002 award, the June 2006 award is intended to address Mr. Liu’s equity compensation for the four years following the grant date, which is consistent with the four-year vesting period of the award. Third, as discussed above, the Committee has determined that it is desirable to allocate more of Mr. Liu’s total compensation to equity awards rather than cash compensation, to provide adequate retention and performance incentives for Mr. Liu and to align Mr. Liu’s interests more closely with those of the Company and its stockholders.

Due to the size of Mr. Liu’s stock option award in fiscal 2006 and the application of the stock option accounting rules referred to below under “Effect of Accounting and Tax Treatment on Compensation Decisions,” the dollar amount of Mr. Liu’s compensation set forth in the “Summary Compensation Table” below is much larger than the amounts for the other Named Executive Officers. For example, the total compensation disclosed below for Mr. Liu for fiscal 2008 is $1,784,975, which is more than three times the next highest compensation amount of $478,627 paid to Ms. Gong. Over 90% of the compensation amount shown for Mr. Liu, or $1,626,430, was due to the amortization of expenses associated with Mr. Liu’s June 2006 stock option grant. However, the $1,626,430 amount recognized for fiscal 2008 may overstate the cost to the Company and the value to Mr. Liu of the stock option, since the stock option is priced at $20.25, and was significantly “out of the money” during all of fiscal 2008. Since the financial statement cost of the stock option is calculated at the time of grant, it does not take into account later information. As such, the financial statement cost of Mr. Liu’s option remains high even though the option is “out of the money” and has a much lower actual, or intrinsic, value. Conversely, if our common stock had appreciated substantially since the grant of the stock option in June 2006, the financial statement cost of the stock option would likely have understated the value to Mr. Liu and the cost to us.

Timing of Equity Awards

In October 2006, our board of directors adopted a Stock Option Granting Policy which sets forth the policy that option grants shall be approved only at quarterly meetings of the Compensation Committee held during the second month of each fiscal quarter. The Compensation Committee generally seeks to make stock option awards for current executives once per year, in connection with its annual review of executive compensation.

Severance and Change in Control Arrangements

Each of our current Named Executive Officers is party to an Executive Corporate Event Agreement with Oplink. These agreements entitle the officers to certain payments and benefits in the event that their employment is terminated without “cause” or by the officer for “good reason” within 13 months after or 3 months prior to a change in control of Oplink. Details regarding the severance benefits payable, as well as the estimated value of these benefits, are discussed in “Potential Payments upon Termination or Change in Control” below.

We believe that these arrangements are an important element of compensation in attracting and retaining qualified executives that could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in our industry. All of the benefits payable to the officers are conditioned upon the occurrence of a “double trigger” event (meaning that there must be both a change of control of Oplink and a termination of employment). We believe this double trigger structure strikes an appropriate balance between the potential compensation payable and the recruitment and retention objectives described above. We also believe that, were Oplink to engage in discussions or negotiations relating to a corporate transaction that our Board deems in the interest of shareholders, these agreements would serve as an important tool in ensuring that our executive team remained focused on the consummation of the transaction, without significant distraction or concern relating to personal circumstances such as continued employment.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. While we consider the applicable accounting and tax treatment, these factors alone do not determine our compensation programs, as we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

All grants of stock options to our employees, including the Named Executive Officer, have exercise prices equal to or exceeding the fair market value of the underlying shares of common stock on the grant date. Effective July 1, 2005, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”) under the modified prospective application method. SFAS No. 123(R) establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the employee requisite service period. We utilize the Black-Scholes option valuation model to estimate the grant-date fair value of employee stock compensation awards, which requires the input of highly subjective assumptions, including expected volatility and expected life. We charge the estimated fair value to earnings on a straight-line basis over the vesting period of the underlying awards, which is generally four years for our stock option awards.

Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next four most highly compensated executive officers, unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. In general, we have determined that we will not seek to limit executive compensation so that it is deductible under Section 162(m). However, from time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and therefore our compensation committee has not adopted a policy requiring all compensation to be deductible. Our compensation committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

We have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Section 280G and related Internal Revenue Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in our control that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. We structure our equity awards in a manner intended to comply with the applicable Section 409A requirements.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with Oplink’s management. Based upon the review and discussions noted above, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Chieh Chang (Chairman)
Leonard J. LeBlanc
Hua Lee

Executive Compensation Tables

Summary Compensation Table

The following table presents information concerning the total compensation of the Named Executive Officers for services rendered to the Company in all capacities for the fiscal year ended June 30, 2008 (and, for those officers that were Named Executive Officers during the previous fiscal year, for that year as well).

					Non-Equity
Name and Principal					Incentive Plan		All Other
Position	Fiscal Year	Salary	Bonus	Option Grants(1)	Compensation		Compensation		Total

Joseph Y. Liu	2008	$150,000	—	$1,626,430	—		$8,545	(2)	$1,784,975
Chief Executive Officer	2007	$150,000	—	$1,791,528	—		$8,069	(2)	$1,949,597
Shirley Yin(3)	2008	$221,115	—	$166,368	—		$675	(2)	$388,158
Chief Financial Officer
Thomas P. Keegan(4)	2008	$206,154	—	$126,641	—		$8,671	(2)	$341,466
President
River Gong	2008	$160,865	—	$75,687	$237,447	(5)	$4,628	(2)	$478,627
Vice President, Sales	2007	$135,000	—	$84,702	$187,826	(5)	$4,966	(2)	$412,494
Chi-Min (James) Cheng(6)	2008	$138,696	—	$66,780	—		$12,894	(7)	$218,370
Former General	2007	$120,042	—	$50,132	—		$11,690	(7)	$181,864
Manager, China/Macau

(1)	These amounts do not represent income that the named individual received during the fiscal year, or may receive in any future year. Rather, these amounts represent the amortization expense of stock option related compensation that we recognized in fiscal 2008, in accordance with Statement of Financial Accounting Standards No. 123, as revised, “Share-Based Payment”, or SFAS No. 123(R). For purposes of this disclosure we ignore the adjustments we make for forfeiture assumptions to the aggregate expense we recognize. These amounts include the amortization expense relating to stock options granted during fiscal 2008, as well as to grants made in prior fiscal years. The exercise prices of the stock option grants were equal to the closing prices of our common stock as reported on NASDAQ on the respective grant dates.

(2)	These amounts reflect group life insurance and health benefit plan premiums we paid for the benefit of the respective officer. These benefits are generally made available on a non-discriminatory basis to all of our U.S. employees. None of our officers has received any benefit that individually exceeded $25,000 or 10% of the officer’s total compensation.

(3)	Ms. Yin was appointed Acting Chief Financial Officer of the Company effective July 2, 2007, the first day of the 2008 fiscal year, and was appointed Chief Financial Officer on August 16, 2007.

(4)	Mr. Keegan was appointed President of the Company on May 7, 2008. Mr. Keegan’s compensation for the portion of the 2008 fiscal year prior to May 7, 2008 was for his services as Vice President of Business Development and General Counsel of the Company. Mr. Keegan joined the Company as Vice President of Business Development and General Counsel in August 2007.

(5)	This amount reflects commission pay.

(6)	Mr. Cheng resigned from the Company effective June 10, 2008.

(7)	This amount reflects housing and other living expenses.

Grants of Plan-Based Awards

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during the fiscal year ended June 30, 2008.

		All Other		Grant Date
		Option Awards:	Exercise Price	Fair Value of
	Grant	Number of Shares	per Share of	Stock and
Name	Date	Underlying Options(1)	Option Awards(2)	Option Awards(3)

Joseph Y. Liu	—	—	—	—
Shirley Yin	8/23/2007	50,000	$13.12	$273,410
	5/7/2008	50,000	$10.09	$221,475
Thomas Keegan	8/23/2007	100,000	$13.12	$546,820
	5/7/2008	50,000	$10.09	$221,475
River Gong	8/23/2007	10,000	$13.12	$54,682
	5/7/2008	20,000	$10.09	$88,590
Chi-Min (James) Cheng	8/23/2007	10,000	$13.12	$54,682
	5/7/2008	20,000	$10.09	$88,590

(1)	Options were granted at fair market value under our 2000 Plan.

(2)	The exercise price for each stock option is equal to the closing price of our common stock on the grant date, as reported on NASDAQ Stock Market.

(3)	The grant date fair value represents the value of each stock option computed on the grant date in accordance with SFAS No. 123(R).

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information concerning equity awards held by the Named Executive Officers at the end of the fiscal year ended June 30, 2008.

	Option Awards
	Number of Shares	Number of Shares
	Underlying	Underlying		Option
	Unexercised Options	Unexercised Options	Option Exercise	Expiration
Name	Exercisable(1)	Unexercisable	Price	Date

Joseph Y. Liu	386,904	0	$4.64	11/01/2012
	327,381	0	$5.46	11/01/2012
	350,000	350,000	$20.25	06/02/2016

Total	1,064,285	350,000
Shirley Yin	5,714	0	$35.00	07/12/2010
	10,713	2,381	$12.60	10/18/2014
	1,125	687	$10.01	05/05/2015
	6,562	8,438	$19.70	09/13/2016
	0	50,000	$13.12	08/23/2017
	0	50,000	$10.09	05/07/2018

Total	24,114	111,506
Thomas Keegan	0	100,000	$13.12	08/23/2017
	0	50,000	$10.09	05/07/2018

Total	0	150,000
River Gong	1,787	0	$0.35	01/05/2009
	5,000	0	$5.25	01/14/2010
	17,857	0	$18.38	04/05/2011
	28,570	0	$4.62	09/28/2011
	28,750	0	$13.30	09/03/2013
	8,809	2,619	$10.01	05/05/2015
	9,166	10,834	$14.50	08/01/2016
	0	10,000	$13.12	08/23/2017
	0	20,000	$10.09	05/07/2018

Total	99,939	43,453
Chi-Min (James) Cheng	11,011	0	$10.01	09/09/08	(2)
	9,165	0	$14.50	09/09/08	(2)

Total	20,176	0

(1)	Twenty-five percent of the shares subject to each option grant shown here vest one year after the vesting commencement date, and the remainder vest monthly over the following thirty-six months.

(2)	In accordance with the terms of the awards, the stock options expired on September 9, 2008, 90 days after the termination of Mr. Cheng’s employment with the Company. As described in the section immediately below, Mr. Cheng fully exercised the option to purchase 11,011 shares at $10.01 per share. The option to purchase 9,165 shares at $14.50 expired unexercised, since the exercise price was greater than the market price of our common stock during the exercise period.

Option Exercises During Fiscal Year

There were no option exercises by any of the Named Executive Officers during the fiscal year ended June 30, 2008. However, after the end of the fiscal year, following the termination of his employment with the Company,

Chi-Min (James) Cheng exercised options for a total of 11,011 shares of our common stock. Based on the difference between the exercise price for such options and the fair market value of our common stock on the exercise dates, Mr. Cheng realized $14,212 in value from such exercises.

Potential Payments Upon Termination or Change-in-Control

Each of our current Named Executive Officers is party to an Executive Corporate Event Agreement (“Change of Control Agreement”) with Oplink. These agreements entitle the officers to certain payments and benefits in the event that their employment is terminated without “cause” or by the officer for “good reason” within 13 months after or 3 months prior to a change in control of Oplink, as further described below. Mr. Liu’s Change of Control Agreement was entered into in March 2003, and the Change of Control Agreements for Ms. Yin, Mr. Keegan and Ms. Gong were entered into in September 2008.

“Double Trigger” Severance Benefits

The Change of Control Agreements entitle the officers to certain benefits in the event that their employment terminates as the result of an “Involuntary Termination Without Cause” or a “Voluntary Termination With Good Reason,” and such termination occurs within the period beginning three (3) months prior to and ending thirteen (13) months following a “Corporate Event.”

Definitions

A “Corporate Event” means a change of control of Oplink, and includes:

•	a sale of all or substantially all of Oplink’s assets;

•	a merger of Oplink with another corporation, after which merger the Oplink stockholders own less than fifty percent (50%) of the voting stock of the surviving corporation;

•	an acquisition by any third party of at least fifty percent (50%) of the voting stock of Oplink;

•	a “going private” transaction in which (1) any person, entity or group obtains all of the outstanding common stock of Oplink, (2) the other stockholders of Oplink receive cash, debt or preferred stock in exchange for their shares of common stock of Oplink, and (3) as a result of such transaction, Oplink will no longer be subject to the ongoing reporting requirements of the Securities Exchange Act of 1934; and

•	a change in our Board of Directors such that the current members of the Board cease to constitute at least fifty percent (50%) of our board of directors (unless approved by the current Board).

“Involuntary Termination Without Cause” means the involuntary termination of the officer’s employment for reasons other than:

•	any intentional act of fraud, embezzlement or misappropriation of Oplink’s property by the officer which has a materially adverse impact on the business or affairs of Oplink;

•	any intentional unauthorized use or disclosure by the officer of confidential information or trade secrets of Oplink; or

•	any other intentional misconduct by the officer which has a materially adverse impact on the business or affairs of Oplink.

If Oplink intends to terminate the officer for “cause” based on one of the reasons listed above, it must provide the officer with thirty (30) days written notice and the opportunity to correct his or her conduct if such conduct can be corrected during the notice period.

“Voluntary Termination With Good Reason” means the officer’s voluntary resignation within sixty (60) days following the initial occurrence of any of the following actions without the officer’s consent:

•	the material reduction in the officer’s authorities, duties, or responsibilities as an Oplink employee as in effect prior to such reduction (but not merely a change in title or reporting relationships);

•	a reduction in the officer’s base compensation of more than ten percent (10%); or

•	the relocation of the officer’s place of employment to a location more than fifty (50) miles away from the officer’s current location.

The officer must assert any termination for Good Reason by written notice no later than twenty (20) days following the initial existence of the event giving rise to Good Reason, after which Oplink has thirty (30) days to rescind or correct the matter giving rise to Good Reason.

Severance Benefits

If an officer’s employment is terminated as the result of an “Involuntary Termination Without Cause” or a “Voluntary Termination With Good Reason” during the period beginning three (3) months prior to and ending thirteen (13) months following a “Corporate Event” (each as defined above) then, subject to signing a release of claims in favor of the Company, the officer shall be entitled to the following benefits:

•	A lump sum cash severance payment equal to:

•	in the case of Mr. Liu, $300,000;

•	in the case of Mr. Keegan and Ms. Yin, one (1) year’s annual base salary; and

•	in the case of Ms. Gong, one (1) year’s annual base salary plus an amount equal to the total sales commissions earned by Ms. Gong in the previous fiscal year;

•	The vesting of the officer’s outstanding equity awards will be accelerated, as follows:

•	in the case of Mr. Liu, Mr. Keegan and Ms. Yin, all outstanding equity awards will vest in full; and

•	in the case of Ms. Gong, the unvested portion of equity awards that would normally vest over the next twelve (12) months will become vested;

•	The officer will have two (2) years following the date of his or her termination in which to exercise any outstanding stock options or other similar rights to acquire Oplink stock.

•	Oplink will pay the premiums for group health plan continuation coverage (i.e., medical, dental and vision insurance) under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the officer and his or her eligible dependents for up to twelve (12) months following the officer’s employment termination date (the “COBRA Premiums”), provided that the officer timely elects continued group health coverage under COBRA and otherwise qualifies for continued coverage.

The following table shows the estimated value of the payments to each Named Executive Officer assuming the occurrence of a “double trigger” termination on the last day of our 2008 fiscal year. Payment of the amounts below requires both a change in control of Oplink and a qualified termination of employment, as described above.

			Acceleration of Stock Option Vesting
			Number of Shares	Value Realized
			Subject to	on Accelerated
	Severance	COBRA	Accelerated	Vesting of Stock
Name	Payment(1)	Premiums(2)	Vesting	Options(3)

Joseph Y. Liu	$300,000	$9,947	350,000	$0
Shirley Yin	$250,000	$0	111,506	$8,672
Thomas P. Keegan	$250,000	$12,893	150,000	$8,500
River Gong	$437,447	$7,308	17,202	$1,505

(1)	Reflects estimated pre-tax, absolute dollar amounts for severance payments to each Named Executive Officer. In the case of Mr. Liu, the payment amount is set forth in his agreement. In the case of Mr. Keegan and Ms. Yin, the amounts are equal to their annual base salaries in effect at the end of our 2008 fiscal year. In the case of Ms. Gong, the amount is equal to her annual base salary of $200,000 in effect at the end of our 2008 fiscal year plus the $237,447 she earned in sales commissions during fiscal 2008.

(2)	Includes aggregate incremental costs for continuation of medical benefits as assumed for financial reporting purposes, assuming we are able to continue benefits coverage for each Named Executive Officer at the level of coverage in place at the end of fiscal 2008. Ms. Yin does not participate in our health plans, and therefore would not be entitled to elect to receive continuation coverage benefits.

(3)	Reflects the value of stock option awards subject to acceleration of vesting based on the difference between the actual exercise price of each award and our fiscal year-end closing stock price of $10.26 per share.

Term

The Change of Control Agreements entered into with Ms. Yin, Mr. Keegan and Ms. Gong in September 2008 each have terms of three (3) years, and will expire in September 2011, unless renewed or replaced by new agreements. However, if a Corporate Event occurs prior to the end of the three-year term, the Change of Control Agreements will be extended until thirteen (13) months following the Corporate Event, and if an officer becomes entitled to benefits under the agreement, the agreement will be further extended until all benefits have been paid to the officer. Mr. Liu’s agreement, entered into in March 2003, does not have a set term.

Excise Tax

In the event that the severance payments and other benefits payable to an officer under the Change of Control Agreement constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”), and would be subject to the applicable excise tax, then the officer’s severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the officer on an after-tax basis of the greatest amount of benefits.

409A Compliance

The Change of Control Agreements contain additional provisions which are intended to ensure that the Change of Control Agreements comply with and will be administered in accordance with Section 409A of the U.S. Tax Code.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ending June 30, 2008, no executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that had one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Equity Compensation Plan Information

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of June 30, 2008.

	(a)	(b)
	Number of	Weighted-	(c)
	Securities to be	Average Exercise	Number of Securities
	Issued upon	Price of	Remaining Available
	Exercise of	Outstanding	for Future Issuance
	Outstanding	Options,	Under Equity
	Options, Warrants	Warrants and	Compensation Plans
Plan Category	and Rights	Rights	(2)

Equity compensation plans approved by security holders(1)	4,088,567	$14.60	4,344,060
Equity compensation plans not approved by security holders	—	—	—
Total	4,088,567	$14.60	4,344,060

(1)	These plans consist of (i) the 1998 Stock Option Plan, (ii) the 2000 Stock Plan, and (iii) the 2000 Employee Stock Purchase Plan.

(2)	Excludes the securities reflected in column (a).

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the Company’s knowledge, the following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of September 15, 2008, the record date for the annual meeting, by (1) each person or entity who is known by the Company to own beneficially more than 5% of the Company’s common stock, (2) each of the Company’s directors and nominees for director, (3) each of the Company’s Named Executive Officers that remained officers of the Company as of September 15, 2008, and (4) all of the Company’s current directors and executive officers as a group.

Except as indicated, the address of the beneficial owners is c/o Oplink Communications, Inc., 46335 Landing Parkway, Fremont, California 94538. Information related to holders of more than 5% of the Company’s common stock was obtained from filings with the SEC pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 (the “Exchange Act”). Pursuant to Rule 13d-3 of the Exchange Act, shares are deemed to be beneficially owned by a person on a particular date if that person has the right to acquire shares (for example, upon exercise of an option) within sixty (60) days of that date. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As of September 15, 2008, there were 20,768,022 shares of Oplink common stock outstanding.

	Beneficial Ownership
	Number of
Name and Address of Beneficial Owner	Shares	Percent of Total

5% Stockholders
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	1,404,996	6.77%
Royce & Associates, LLC. 1414 Avenue of the Americas New York, NY 10019	1,290,101	6.21%
Directors and Executive Officers
Joseph Y. Liu(1)	1,182,333	5.40%
Chieh Chang(2)	553,055	2.66%
River Gong(3)	108,721	*
Leonard J. LeBlanc(4)	43,997	*
Shirley Yin(5)	44,535	*
Jesse W. Jack(6)	37,283	*
Hua Lee(7)	31,427	*
Thomas P. Keegan(8)	31,327	*
All executive officers and directors as a group (10 persons)(9)	2,078,595	10.01%

*	Less than one percent.

(1)	Includes 1,137,201 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of September 15, 2008.

(2)	Includes 40,855 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of September 15, 2008 and 504,200 shares held in the Chieh and Lily Chang Trust, for which Mr. and Mrs. Chang serve as trustees.

(3)	Includes 105,531 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of September 15, 2008.

(4)	Consists of 34,997 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of September 15, 2008.

(5)	Includes 40,869 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of September 15, 2008.

(6)	Includes 29,283 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of September 15, 2008.

(7)	Includes 23,427 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of September 15, 2008.

(8)	Includes 31,249 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of September 15, 2008.

(9)	Includes 1,485,728 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of September 15, 2008.

PERFORMANCE MEASUREMENT COMPARISON

The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on the NASDAQ Composite and the NASDAQ Telecommunications Index for each of the last five fiscal years ended June 30, assuming an investment of $100 at the beginning of such period and the reinvestment of any dividends. The comparisons in the graphs below are based upon historical data and are not indicative of, nor intended to forecast, future performance of our common stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Oplink Communications, Inc., The NASDAQ Composite Index
And The NASDAQ Telecommunications Index

*	$100 invested on 6/30/03 in stock or index-including reinvestment of dividends.

Fiscal year ending June 30.

This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws. Reference is also made to the employment agreements, termination of employment and change-in-control arrangements described under “Executive Compensation” in this proxy statement.

The Company believes that each of the foregoing transactions were in the best interests of the Company and its stockholders. As a matter of policy all future transactions between the Company and any of its officers, directors or principal stockholders will be ratified or approved by a majority of the independent and disinterested members of the Board of Directors. Furthermore, the transactions will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with a bona fide business purpose.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Oplink stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Oplink Communications, Inc., Shirley Yin, Chief Financial Officer, 46335 Landing Parkway, Fremont, California 94538, or contact Ms. Yin at (510) 933-7200. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Stephen M. Welles
Vice President, General Counsel and Secretary

October 3, 2008

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended June 30, 2008 is available without charge upon written request to: Investor Relations, Oplink Communications, Inc., 46335 Landing Parkway, Fremont, California 94538.

APPENDIX A

OPLINK COMMUNICATIONS, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Organization

The Audit Committee of the Board of Directors of Oplink Communications, Inc. (the “Company”) shall consist of at least three members of the Board of Directors (the “Board”). The Audit Committee shall meet the independence and financial experience requirements of The Nasdaq Stock Market Inc. (“Nasdaq”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). In particular, no Audit Committee member shall be an employee of the Company and each member shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board of Directors, in accordance with the independence requirements of Nasdaq and the SEC. The members of the Audit Committee shall also be able to read and understand the financial statements of the Company and otherwise comply with the financial literacy requirements of Nasdaq and SEC rules and regulations. To the extent mandated by the requirements of Nasdaq or the SEC, at least one member of the Committee shall be a “financial expert” within the meaning of such requirements.

Statement of Policy

The Audit Committee shall provide assistance to the Board in fulfilling its responsibility to the stockholders, potential stockholders, and investment community relating to corporate accounting and reporting practices of the Company, including the Company’s systems of internal controls, and the quality and integrity of the financial reports of the Company, as well as the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent outside auditors (the “Auditors”). In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the Company’s directors, Auditors and management team. The Audit Committee shall also establish procedures, and maintain easy access to the Audit Committee, for all employees and consultants to the Company to voice concerns and report potential misconduct to the Audit Committee. The Audit Committee shall have a clear understanding with management and the Auditors that the Auditors are to report directly to the Audit Committee, and that the Auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company’s stockholders.

Authority

The Audit Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Audit Committee to discharge his or her responsibilities hereunder. The Audit Committee shall have authority to retain, at the Company’s expense, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Audit Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Audit Committee or meet with any member of the Audit Committee or any of its special legal, accounting or other advisors and consultants.

Responsibilities

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the Audit Committee shall:

Relationship with the Independent Auditors

1) Have sole authority to hire and terminate the Auditors.

2) Negotiate, execute and approve the engagement letter to be entered into between the Company and its Auditors, and establish the compensation to be received by the Auditors to perform any and all services, which approval may be delegated pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Audit Committee members (as permitted under the rules and regulations of the SEC and listing requirements of Nasdaq).

3) Evaluate on a periodic basis the performance and qualifications of the Auditors engaged to audit the financial statements of the Company and its divisions and subsidiaries.

4) Monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable law.

5) Have the sole authority to approve non-audit services to be performed by the Auditors, but only as permitted by the Nasdaq rules and the rules and regulations of the SEC, which authority the Audit Committee may delegate to one or more members of the Audit Committee from time to time, including delegation of preapproval authority.

6) At least annually, receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company consistent with Independence Standards Board Standard No. 1, and consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and take appropriate action to ensure the objectivity and independence of the Auditors.

7) Have the sole authority to approve the hiring of any employee who is employed by the Auditor, or has been employed by an independent auditor within the five years prior to the date of determination whether or not to hire such employee.

8) Meet with the Auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the Auditors.

Review Procedures

9) Review with the Auditors and the Company’s financial and accounting personnel (including, if applicable, the Company’s internal auditor) the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

10) Review and discuss with management and the Auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.

11) Review with the Auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

12) Review the financial statements contained in the annual report to stockholders and other public filings or disclosures with management and the Auditors, as well as any significant correcting adjustments identified by the Auditors or disagreements between management and the Auditors, to determine that the Auditors are satisfied with the disclosure and content of such financial statements. Any changes in accounting principles should also be reviewed.

13) Review the financial statements and “Management’s Discussion and Analysis” section of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

14) Review and approve (to the extent not previously approved by the Company’s Board of Directors) related party transactions as such term is used by Statement of Financial Accounting Standards No. 57 or as otherwise required to be disclosed in the Company’s financial statements or periodic filings with the SEC. It is management’s responsibility to bring such related party transactions to the attention of the Audit Committee.

15) Discuss with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and immaterial adjustments not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Audit Committee by the Auditors under generally accepted auditing standards.

16) Review, prior to announcement or filing, Company earnings releases and other disclosures containing financial information (including the substance of financial information and earnings guidance provided therein) for the purpose of ensuring that such earnings releases and other disclosures properly disclose financial information presented in accordance with GAAP and, to the extent non-GAAP information is included, adequately disclose how such non-GAAP information differs from the comparable GAAP information and that such non-GAAP information is not given undue prominence or otherwise provide misleading presentations of the Company’s results of operations or financial condition.

17) Meet with the Auditors and the Company’s management (and, if applicable, the Company’s internal auditor) in separate executive sessions to discuss any matters that the Audit Committee, the Auditors or management believe should be discussed privately with the Audit Committee. Discuss and evaluate, among other things, the cooperation received by the Auditors during their audit examination, including their access to all requested records, data and information, the sufficiency of the Company’s financial, accounting and auditing personnel, and the responsiveness of the Auditors to the Company’s needs.

18) Review with management and the Auditors significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under GAAP related to material items discussed with management, and any other significant reporting issues and judgments.

19) Review with counsel, the Auditors and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements, compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

20) Review accounting and financial human resources planning within the Company.

Other Responsibilities

21) Investigate any matter brought to the attention of the Audit Committee within the scope of its duties, with the power to retain and pay for, out of Company funds, outside counsel, separate accountants and other advisors if, in its judgment, such retention or investigation is appropriate.

22) Review and assess the adequacy of this charter annually (or such other times as appropriate or desirable) and recommend any proposed changes to the Board for approval.

23) Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee meeting with, the Board.

24) Prepare/review the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

25) Establish and maintain procedures for, and a policy of, open access to the members of the Audit Committee by the employees and consultants to the Company to enable the employees and consultants to bring to the attention of the Audit Committee concerns held by such employees and consultants regarding the financial reporting of the Company, and to report potential misconduct to the Audit Committee.

26) Report to the Board from time to time, or whenever it shall be called upon to do so, material issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Company’s Auditors or such other matters as the Audit Committee deems appropriate.

27) Perform such other functions and have such power as it may deem necessary or advisable in the efficient and lawful discharge of the foregoing.

Qualified Legal Compliance Committee

28) To serve as the qualified legal compliance committee and, as such, adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation under Rule 205.3 of the Rules of Professional Conduct for Attorneys Appearing and Practicing Before the Commission in the Representation of an Issuer. The Committee shall be authorized to cause an investigation where appropriate, including the hiring of legal and accounting advisors at the Company’s expense at the Committee’s sole discretion, determine and recommend appropriate remedial measures and report the results of the investigation to the Company’s chief legal officer, Chief Executive Officer and the Board. The Committee shall also be authorized to take appropriate action, including notifying the Securities and Exchange Commission, if the Company fails to implement an appropriate response recommended by the Committee.

The operation of the Audit Committee shall be subject to the Bylaws as in effect from time to time and Section 141 of the Delaware General Corporation Law. It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Audit Committee, nor shall it be the Audit Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to generally accepted accounting principles or otherwise comply with applicable laws.

APPENDIX B

OPLINK COMMUNICATIONS, INC.

CHARTER OF THE COMPENSATION COMMITTEE

The Charter of the Compensation Committee is established as follows.

The Compensation Committee of the Board of Directors (the “Board”) of Oplink Communications, Inc. (the “Company”) shall consist of at least two (2) members of the Board of Directors who are not employees of or service providers to the Company. The selection of the members of the Compensation Committee shall be made in accordance with Section 162(m) of the Internal Revenue Code, as amended (or any successor to Section 162(m) as in effect from time to time), and income tax regulations promulgated thereunder as in effect from time to time, Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (or any successor to Rule 16b-3 as in effect from time to time) and the listing standards of the Nasdaq Stock Market.

The Compensation Committee shall be charged with the following functions:

1. To review and approve the compensation of the Company’s Chief Executive Officer and its other executive officers, including salary and bonus, equity incentive compensation, severance or change in control arrangements, and any other benefits or arrangements.

2. To oversee the development of compensation policies that will attract and retain the highest quality executives, that will clearly articulate the relationship of corporate performance to executive compensation and that will reward executives for the Company’s progress.

3. To propose the adoption, amendment, and termination of stock option plans, stock appreciation rights plans, pension and profit sharing plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, and other similar programs (“Compensation Plans”) and to administer the Compensation Plans in accordance with their terms.

4. To grant rights, participation and interests in Compensation Plans to eligible participants.

5. To review and approve such other compensation matters as the Board or the Chief Executive Officer of the Company wishes to have the Committee approve.

6. To prepare a report to be filed with the Company’s proxy or information statement which shall disclose the compensation policies applicable to the Company’s executive officers.

7. To establish guidelines pursuant to which the Chief Executive Officer, or such other officer who serves as a member of the Board and is appointed as administrator by the Board, pursuant to Section 3(c) of each of the 2000 Equity Incentive Plan, 2000 Non-Employee Directors’ Equity Incentive Plan, the 1995 Stock Option Plan, the 1998 Stock Option Plan and the 2000 Employee Stock Purchase Plan (the “Plans”), shall administer the Plans with respect to options granted thereunder to all the Company’s employees and consultants, other than the Company’s executive officers.

8. To perform such other functions and have such other powers as may be necessary or convenient in the efficient discharge of the foregoing.

9. To report to the Board from time to time, or whenever it shall be called upon to do so.

Meetings

The Compensation Committee will hold at least one regular meeting per year and additional meetings as the Committee members deem appropriate. Officers of the Company may attend these meetings at the invitation of the Compensation Committee.

Minutes and Reports

Minutes of each meeting of the Compensation Committee shall be kept and distributed to each member of the Compensation Committee, members of the Board who are not members of the Compensation Committee and the Secretary of the Company. The Chairperson of the Compensation Committee shall report to the Board from time to time, or whenever requested by the Board.

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APPENDIX C

OPLINK COMMUNICATIONS, INC.

CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS

Organization

The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Oplink Communications, Inc., a Delaware corporation (the “Company”), shall consist of at least two (2) members of the Board. No Committee member shall be an employee of the Company and each member shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board of Directors, in accordance with the applicable independence requirements of The Nasdaq Stock Market and the rules and regulations of the Securities and Exchange Commission (“SEC”). The members of the Committee and the Committee chairperson shall be appointed by the Board.

Statement Of Policy

The purpose of the Committee shall be to (i) oversee all aspects of the Company’s corporate governance functions on behalf of the Board; (ii) make recommendations to the Board regarding corporate governance issues; (iii) identify, review and evaluate candidates to serve as directors of the Company; (iv) serve as a focal point for communication between such candidates, non-committee directors and the Company’s management; (v) recommend such candidates to the Board; and (vi) make such other recommendations to the Board regarding affairs relating to the directors of the Company, including director compensation.

Operating Principles And Processes

In fulfilling its function and responsibilities, the Committee should give due consideration to the following operating principles and processes:

•	Communication — Regular and meaningful contact throughout the year with the Chairman of the Board, other committee chairpersons, members of senior management and independent professional advisors to the Board and its various committees, as applicable, is viewed as important for strengthening the Committee’s knowledge of relevant current and prospective corporate governance issues.

•	Committee Education/Orientation — Developing with management and participating in a process for systematic review of important corporate governance issues and trends in corporate governance practices that could potentially impact the Company will enhance the effectiveness of the Committee.

•	Resources — The Committee shall be authorized to access such internal and, in consultation with senior management, external resources as the Committee deems necessary or appropriate to fulfill its defined responsibilities, including engagement of independent counsel, consultants and other professional advisors, as well as executive search firms to help identify director candidates. The Committee shall have sole authority to approve fees, costs and other terms of engagement of such outside resources. The Committee shall have the authority to perform such other functions, and shall have such powers, as may be necessary or appropriate in the efficient and lawful discharge of its responsibilities hereunder.

•	Reporting to the Board of Directors — The Committee, through the Committee chairperson, shall report all material activities of the Committee to the Board from time to time, or whenever so requested by the Board.

Responsibilities

The operation of the Committee will be subject to the provisions of the Bylaws of the Company and the Delaware General Corporation Law, each as in effect from time to time. The Committee will have the full power and

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authority to carry out the following primary responsibilities or to delegate such power and authority to one or more subcommittees of the Committee:

•	Director Nominations — The Committee, in consultation with the Chairman and Chief Executive Officer, has the primary responsibility for establishing criteria for Board membership and identifying, evaluating, reviewing and recommending qualified candidates to serve on the Board, including consideration of any potential conflicts of interest as well as applicable independence and experience requirements.

The Committee shall also have the primary responsibility for evaluating, reviewing and considering the recommendation for nomination of current directors for reelection to the Board. The selection of nominees for director to be presented to the stockholders for election or reelection, and the selection of new Directors to fill vacancies and newly created directorships on the Board, shall be made by the full Board based on the recommendations of the Committee.

The Committee shall also determine whether it shall consider stockholder suggestions for director nomination, and if so, shall establish appropriate procedures for stockholders to submit suggestions.

•	Board Committee Nominations — The Committee, in consultation with the Chairman and the Chief Executive Officer, and after due consideration of the wishes, independence and experience of the individual directors and independence and experience requirements in accordance with The Nasdaq Stock Market, the rules and regulations of the Securities and Exchange Commission and applicable law, shall recommend to the entire Board annually the chairmanship and membership of each committee.

•	Continuing Education — The Committee shall also consider instituting a plan or program for the continuing education of directors.

•	Corporate Governance Principles — The Committee shall develop a set of corporate governance principles to be applicable to the Company, shall periodically review and assess these principles and their application, and shall recommend any changes deemed appropriate to the Board for its consideration. Further, the Committee shall periodically review Company policy statements to determine their adherence to the Company’s Code of Ethics.

•	Procedures for Information Dissemination — The Committee shall oversee and review the processes and procedures used by the Company to provide information to the Board and its committees. The Committee should consider, among other factors, the reporting channels through which the Board and its committees receive information and the level of access to outside advisors where necessary or appropriate, as well as the procedures for providing accurate, relevant and appropriately detailed information to the Board and its committees on a timely basis.

Meetings

The Committee will hold at least one regular meeting per year and additional meetings as the Committee deems appropriate. The President, Chief Executive Officer, Chairman of the Board and Chief Financial Officer may attend any meeting of the Committee, except for portions of the meetings where his, her or their presence would be inappropriate, as determined by the Committee.

Minutes And Reports

Minutes of each meeting will be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chairman of the Committee will report to the Board from time to time, or whenever so requested by the Board.

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Please date, sign and mail your
Proxy card back as soon as possible!
Annual Meeting of Stockholders
OPLINK COMMUNICATIONS, INC.
November 5, 2008
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Oplink Communications, Inc., 46335 Landing Parkway, Fremont, California 94538.
— PLEASE DETACH HERE AND MAIL IN ENVELOPE PROVIDED —

(Please sign, date and return	☒
this proxy card in the	Votes MUST be indicated (x) in
enclosed envelope.)	Black or Blue ink.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE NOMINEES LISTED BELOW.	THE BOARD, ON BEHALF OF THE AUDIT COMMITTEE, RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 1:

To elect two (2) Class II directors to hold office until the 2011 Annual Meeting of Stockholders.

Nominees:	Chieh Chang Hua Lee

FOR ALL NOMINEES ☐

WITHHOLD AUTHORITY FOR ALL NOMINEES ☐

FOR ALL EXCEPT: ☐

To withhold authority to vote for any individual nominees, mark “For All Except” and write the name of the nominee on the line below.

	FOR	AGAINST	ABSTAIN

PROPOSAL 2:	☐	☐	☐

To ratify selection of Burr, Pilger
& Mayer LLP by the Audit
Committee of the Board of
Directors as the independent
registered public accounting firm
of the Company for its fiscal year
ending June 30, 2009.

To change your address, please mark this box.	☐

To include any comments, please mark this box.	☐

S C A N  L I N E
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date	Share Owner sign here	Co-Owner sign here

OPLINK COMMUNICATIONS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 5, 2008
               The undersigned hereby appoints Joseph Y. Liu and Shirley Yin, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Oplink Communications, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Oplink Communications, Inc. to be held at Oplink’s corporate headquarters, 46335 Landing Parkway, Fremont, California 94538, on November 5, 2008, at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
          UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.
(Please Sign on Reverse Side)
OPLINK COMMUNICATIONS, INC.
C/O THE BANK OF NEW YORK
P.O. BOX 11453
NEW YORK, N.Y. 10203-0453